Exhibit 99.1

EcoloCap Solutions selects Triad Constructors as installation and commissioning partner for its new biodiesel technology

(Barrington IL) December 14, 2010 EcoloCap Solutions Inc. (OTCBB:ECOS), an innovator of alternative energy products, announced today it has executed a contract with Triad Constructors, Inc. (www.triadconstructors.com) to utilize Triad for the sales, distribution, installation and commissioning of the new NPW biodiesel processing units sold throughout North America.  Triad Constructors, of St. Louis, MO, is a design/build company with its primary focus on biodiesel production and related renewable fuels.

EcoloCap has selected its new partner based on the years of experience in the biodiesel industry by the management team.  Triad Constructors’ president Mark Johnston has been active in industrial construction for more than 30 years, with the last eleven years committed to the renewable fuels industry.  Since 2006, Johnston has design/built four plants in Missouri and completed the equipment and mechanical installations on 3 other plants. He has also advised numerous other groups with site selection and development, technology selection and plant design.

Triad Constructors will be commissioning the NPW system which was sold to R3 Energy in Kansas.  This will form the platform for all future sales of Ecolocap’s NPW technology.  Our President and CEO Michael Siegel states; “Although it has been a long process to bring this technology to market, we now have accomplished a major step in forming this alliance with Triad Constructors.  We all at Ecolocap are very excited about the potential this brings and the value it will add to our operations”.  Additionally Triad Constructors will utilize their vast network of relationships in the Biodiesel industry to generate more markets for this technology which will allow for the Biodiesel industry to be sustainable in absence of the dollar tax credit.

In addition to the design, distribution, installation, construction and maintenance, Triad Constructors will also be the authorized agent for EcoloCap for all warranty and repair issues for plant owners and operators. Triad will also work closely with EcoloCap in the sales process, working with interested parties to create positive ROI opportunities utilizing the new NPW technology.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include the Nano Li rechargeable battery that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, ECOS biodiesel and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.